UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                           TESSERA TECHNOLOGIES, INC.
                           --------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.001 Per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    88164L100
                             ----------------------
                                 (CUSIP Number)

                               James E. Kaye, Esq.
                       Akin Gump Strauss Hauer & Feld LLP
                               590 Madison Avenue
                            New York, New York 10022
                                 (212) 872-1000
               --------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  April 7, 2005
                        --------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         Continued on following page(s)
                               Page 1 of 10 Pages

                                  SCHEDULE 13D

CUSIP No. 88164L100                                           Page 2 of 10 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  INVESTOR AB

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                     a. [ ]
                                     b. [x]

3        SEC Use Only

4        Source of Funds (See Instructions)

                  Not Applicable

5        Check Box If Disclosure of Legal  Proceedings Is Required Pursuant to
         Items 2(d) or 2(e)       [  ]

6        Citizenship or Place of Organization

                  Sweden

         Number of        7      Sole Voting Power
           Shares                       494,552
        Beneficially
          Owned By        8      Shared Voting Power
            Each                        0
         Reporting
           Person         9      Sole Dispositive Power
            With                        494,552

                          10     Shared Dispositive Power
                                        0

11       Aggregate Amount Beneficially Owned by Each Reporting Person

                  494,552

12 Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                  [ ]

13       Percent of Class Represented By Amount in Row (11)

                  1.14%

14       Type of Reporting Person (See Instructions)

                  OO

                                                              Page 3 of 10 Pages


                  This Amendment No. 3 to Schedule 13D relates to shares of common stock, par value $.001 per share (the "Shares"), of Tessera Technologies, Inc. (the "Issuer"). This Amendment No. 3 supplementally amends the initial statement on Schedule 13D, dated November 26, 2003, Amendment No. 1 on Schedule 13D, dated April 1, 2004, and Amendment No. 2 on Schedule 13D, dated November 3, 2004 (collectively, the "Initial Statement"). This Amendment No. 3 is being filed by the Reporting Person to report that the number of Shares of which the Reporting Person may be deemed to be the beneficial owner has decreased by more than one percent of the amount of Shares outstanding and that the Reporting
Person may no longer be deemed to be the beneficial owner of more than five percent of the outstanding Shares of the Issuer. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Initial Statement. The Initial Statement is supplementally amended as follows.

Item 2.           Identity and Background.

                  This Statement is being filed on behalf of Investor AB ("Investor AB", or the "Reporting Person").

                  This Statement relates to the Shares held for the accounts of Investor AB and Investor Group, L.P., a Guernsey limited partnership ("Investor Group"). Investor AB is the ultimate general partner of Investor Group and, in such capacity, may be deemed to have voting and dispositive power over the Shares held for the account of Investor Group.

Item 5.           Interest in Securities of the Issuer.

                  (a) Investor AB may be deemed the beneficial owner of 494,552 Shares (approximately 1.14% of the total number of Shares outstanding). This number consists of A) 346,187 Shares held for its account and B) 148,365 Shares held for the account of Investor Group. The percentage set forth above is calculated on the basis of the Issuer having 43,267,697 Shares outstanding as of March 11, 2005, as stated in the Issuer's most recent annual report on Form 10-K.

                  (b) Investor AB may be deemed to have sole power to direct the voting and disposition of 494,552 Shares.

                  (c) Except for the transactions listed on Annex B hereto, there have been no transactions with respect to the Shares since February 6, 2005 (60 days prior to the date hereof) by the Reporting Person.

                  (d) The partners of Investor Group, including Investor AB, have the right to participate in the receipt of dividends from, or the proceeds from the sale of, the Shares held for the account of Investor Group in accordance with their ownership interests in Investor Group.

                  (e) As of the date hereof, the Reporting Person is not the beneficial owner of more than five percent of the Shares.

                                                              Page 4 of 10 Pages

                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Date:     April 7, 2005                     INVESTOR AB


                                            By:   /s/ Michael Oporto
                                                  ------------------------------
                                                  Michael Oporto
                                                  Attorney-in-Fact


                                            By:   /s/ Henry Gooss
                                                  ------------------------------
                                                  Henry Gooss
                                                  Attorney-in-Fact

                                                              Page 5 of 10 Pages

                                     ANNEX B


                    RECENT TRANSACTIONS IN THE SECURITIES OF
                           TESSERA TECHNOLOGIES, INC.

                                           Sale


                           Date of                 Nature of                Number of           Price per
For the Account of       Transaction              Transaction               Securities            Share
-----------------        -----------              -----------               ----------          ---------
Investor AB                2/8/2005               Open Market                122,500            $38.8733
                                                     Sale

Investor Group, L.P.       2/8/2005               Open Market                 52,500            $38.8733
                                                     Sale

Investor AB                2/9/2005               Open Market                 70,000            $39.1156
                                                     Sale

Investor Group, L.P.       2/9/2005               Open Market                 30,000            $39.1156
                                                     Sale

Investor AB               2/15/2005               Open Market                  3,500            $41.2400
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  1,500            $41.2400
                                                     Sale

Investor AB               2/15/2005               Open Market                  3,500            $41.2700
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  1,500            $41.2700
                                                     Sale

Investor AB               2/15/2005               Open Market                 14,000            $41.3000
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  6,000            $41.3000
                                                     Sale

Investor AB               2/15/2005               Open Market                  3,500            $41.3200
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  1,500            $41.3200
                                                     Sale

Investor AB               2/15/2005               Open Market                 17,500            $41.4000
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  7,500            $41.4000
                                                     Sale

Investor AB               2/15/2005               Open Market                  3,500            $41.4200
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  1,500            $41.4200
                                                     Sale

Investor AB               2/15/2005               Open Market                 14,000            $41.4500
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  6,000            $41.4500
                                                     Sale

                           Date of                 Nature of                Number of           Price per
For the Account of       Transaction              Transaction               Securities            Share
-----------------        -----------              -----------               ----------          ---------
Investor AB               2/15/2005               Open Market                  3,500            $41.5000
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  1,500            $41.5000
                                                     Sale

Investor AB               2/15/2005               Open Market                  1,750            $41.5100
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  750              $41.5100
                                                     Sale

Investor AB               2/15/2005               Open Market                  5,250            $41.5500
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  2,250            $41.5500
                                                     Sale

Investor AB               2/15/2005               Open Market                  3,500             $41.6100
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  1,500            $41.6100
                                                     Sale

Investor AB               2/15/2005               Open Market                  7,000            $41.7000
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  3,000            $41.7000
                                                     Sale

Investor AB               2/15/2005               Open Market                  3,500            $41.7500
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  1,500            $41.7500
                                                     Sale

Investor AB               2/15/2005               Open Market                  3,500            $42.0000
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  1,500            $42.0000
                                                     Sale

Investor AB               2/15/2005               Open Market                 10,500            $42.4280
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  4,500            $42.4280
                                                     Sale

Investor AB               2/15/2005               Open Market                 14,000            $42.4500
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  6,000            $42.4500
                                                     Sale

Investor AB               2/15/2005               Open Market                 10,500            $42.4600
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  4,500            $42.4600
                                                     Sale

Investor AB               2/15/2005               Open Market                 28,000            $42.5000
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                 12,000            $42.5000
                                                     Sale

Investor AB               2/15/2005               Open Market                  7,000            $42.5770
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  3,000            $42.5770
                                                     Sale

                           Date of                 Nature of                Number of           Price per
For the Account of       Transaction              Transaction               Securities            Share
-----------------        -----------              -----------               ----------          ---------
Investor AB               2/15/2005               Open Market                 24,500            $42.6000
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                 10,500            $42.6000
                                                     Sale

Investor AB               2/15/2005               Open Market                 14,000            $42.6500
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  6,000            $42.6500
                                                     Sale

Investor AB               2/15/2005               Open Market                  7,000            $42.7140
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  3,000            $42.7140
                                                     Sale

Investor AB               2/15/2005               Open Market                 14,000            $42.7500
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  6,000            $42.7500
                                                     Sale

Investor AB               2/15/2005               Open Market                  7,000            $42.7720
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  3,000            $42.7720
                                                     Sale

Investor AB               2/15/2005               Open Market                 10,500            $42.8220
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  4,500            $42.8220
                                                     Sale

Investor AB               2/15/2005               Open Market                 10,500            $42.8305
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  4,500            $42.8305
                                                     Sale

Investor AB               2/15/2005               Open Market                  7,000            $42.9000
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  3,000            $42.9000
                                                     Sale

Investor AB               2/15/2005               Open Market                  7,000            $43.0000
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                 3,000             $43.0000
                                                     Sale

Investor AB               2/15/2005               Open Market                  7,000            $43.0500
                                                     Sale

Investor Group, L.P.      2/15/2005               Open Market                  3,000            $43.0500
                                                     Sale

Investor AB               3/15/2005               Open Market                 10,500            $39.7550
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  4,500            $39.7550
                                                     Sale

Investor AB               3/15/2005               Open Market                  7,000            $39.8000
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  3,000            $39.8000
                                                     Sale

                           Date of                 Nature of                Number of           Price per
For the Account of       Transaction              Transaction               Securities            Share
-----------------        -----------              -----------               ----------          ---------
Investor AB               3/15/2005               Open Market                  7,000            $39.9400
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  3,000            $39.9400
                                                     Sale

Investor AB               3/15/2005               Open Market                 14,000            $39.9890
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  6,000             $39.9890
                                                     Sale

Investor AB               3/15/2005               Open Market                 17,500            $40.0000
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  7,500            $40.0000
                                                     Sale

Investor AB               3/15/2005               Open Market                 10,500            $40.0500
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  4,500            $40.0500
                                                     Sale

Investor AB               3/15/2005               Open Market                  3,500            $40.1000
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  1,500            $40.1000
                                                     Sale

Investor AB               3/15/2005               Open Market                 17,500            $40.1500
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  7,500            $40.1500
                                                     Sale

Investor AB               3/15/2005               Open Market                  7,000            $40.1830
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  3,000            $40.1830
                                                     Sale

Investor AB               3/15/2005               Open Market                  3,500            $40.2000
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  1,500            $40.2000
                                                     Sale

Investor AB               3/15/2005               Open Market                 14,000            $40.2500
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  6,000             $40.2500
                                                     Sale

Investor AB               3/15/2005               Open Market                  3,500            $40.8000
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  1,500            $40.8000
                                                     Sale

Investor AB               3/15/2005               Open Market                  3,500            $41.2000
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  1,500            $41.2000
                                                     Sale

Investor AB               3/15/2005               Open Market                  5,250            $41.2500
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  2,250            $41.2500
                                                     Sale

                           Date of                 Nature of                Number of           Price per
For the Account of       Transaction              Transaction               Securities            Share
-----------------        -----------              -----------               ----------          ---------
Investor AB               3/15/2005               Open Market                  1,750            $41.3000
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  750              $41.3000
                                                     Sale

Investor AB               3/15/2005               Open Market                  7,000            $41.3500
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  3,000            $41.3500
                                                     Sale

Investor AB               3/15/2005               Open Market                  7,000             $41.3700
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  3,000             $41.3700
                                                     Sale

Investor AB               3/15/2005               Open Market                  7,000             $41.4400
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  3,000             $41.4400
                                                     Sale

Investor AB               3/15/2005               Open Market                  3,500             $41.4500
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  1,500             $41.4500
                                                     Sale

Investor AB               3/15/2005               Open Market                  7,000            $41.5100
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  3,000            $41.5100
                                                     Sale

Investor AB               3/15/2005               Open Market                  7,000            $41.5500
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  3,000            $41.5500
                                                     Sale

Investor AB               3/15/2005               Open Market                  7,000            $41.5810
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  3,000            $41.5810
                                                     Sale

Investor AB               3/15/2005               Open Market                  3,500            $41.6600
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  1,500            $41.6600
                                                     Sale

Investor AB               3/15/2005               Open Market                 14,000            $41.9000
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  6,000            $41.9000
                                                     Sale

Investor AB               3/15/2005               Open Market                  7,000            $42.0100
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  3,000            $42.0100
                                                     Sale

Investor AB               3/15/2005               Open Market                 14,000            $42.1350
                                                     Sale

Investor Group, L.P.      3/15/2005               Open Market                  6,000            $42.1350
                                                     Sale


                           Date of                 Nature of                Number of           Price per
For the Account of       Transaction              Transaction               Securities            Share
-----------------        -----------              -----------               ----------          ---------
Investor AB               3/16/2005               Open Market                  3,500            $39.3000
                                                     Sale

Investor Group, L.P.      3/16/2005               Open Market                  1,500            $39.3000
                                                     Sale

Investor AB               3/16/2005               Open Market                  3,500            $39.3500
                                                     Sale

Investor Group, L.P.      3/16/2005               Open Market                  1,500            $39.3500
                                                     Sale

Investor AB               3/16/2005               Open Market                  3,500            $39.5500
                                                     Sale

Investor Group, L.P.      3/16/2005               Open Market                  1,500            $39.5500
                                                     Sale

Investor AB               3/16/2005               Open Market                 14,000            $39.6000
                                                     Sale

Investor Group, L.P.      3/16/2005               Open Market                  6,000            $39.6000
                                                     Sale

Investor AB               3/16/2005               Open Market                  3,500            $39.7000
                                                     Sale

Investor Group, L.P.      3/16/2005               Open Market                  1,500            $39.7000
                                                     Sale

Investor AB               3/16/2005               Open Market                  3,500            $39.7500
                                                     Sale

Investor Group, L.P.      3/16/2005               Open Market                  1,500            $39.7500
                                                     Sale

Investor AB               3/16/2005               Open Market                  7,000            $40.0000
                                                     Sale

Investor Group, L.P.      3/16/2005               Open Market                  3,000            $40.0000
                                                     Sale

Investor AB               3/16/2005               Open Market                  3,500            $40.1000
                                                     Sale

Investor Group, L.P.      3/16/2005               Open Market                  1,500            $40.1000
                                                     Sale

Investor AB               3/16/2005               Open Market                  3,500            $40.2500
                                                     Sale

Investor Group, L.P.      3/16/2005               Open Market                  1,500            $40.2500
                                                     Sale

Investor AB               3/16/2005               Open Market                  3,500            $40.4500
                                                     Sale

Investor Group, L.P.      3/16/2005               Open Market                  1,500            $40.4500
                                                     Sale

Investor AB               3/16/2005               Open Market                  7,000            $40.7000
                                                     Sale

Investor Group, L.P.      3/16/2005               Open Market                  3,000            $40.7000
                                                     Sale